SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13 d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

LATAM Airlines Group S.A.

(Translation of Registrant’s Name Into English)

Shares of Common Stock without par value

(Title of Class of Securities)

N/A

(CUSIP Number)

Felipe Arriagada Subercaseaux

Costa Verde Aeronáutica S.A.

Presidente Riesco 5711, 11th floor, Las Condes, Santiago, Chile

Tel: (+56-2)-337-1350

Alfonso Ignacio Ugarte Cifuentes

Cuatrecasas

Av. Nueva Costanera 3300, 4th floor, Las Condes, Santiago, Chile

Tel: (+56 2)-2889-9900

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With copies to:

Richard G. Mason, Esq.

Victor Goldfeld, Esq.

Wachtell, Lipton, Rosen & Katz

51 W 52nd St, New York, NY 10019

Tel: (212) 403 1000

January 12, 2022

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Costa Verde Aeronáutica S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Costa Verde Aeronáutica S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones del Cantábrico Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Colunga Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones El Fano Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Puerto Claro Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Caravia Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Priesca Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones La Espasa Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Costa Verde Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Andrea Raquel Cueto Ventura Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Manuela Cueto Sarquis Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Fernanda Cueto Délano Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Alcaíno Cueto Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Isidora Cueto Cazes y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Andrea Cueto Ventura Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Manuela Cueto Sarquis Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Fernanda Cueto Délano Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Alcaíno Cueto Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Nueva Costa Verde y Cĺa. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Nueva Costa Verde Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS South Andean Investments Chile S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Los Andes Finance Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Panamá
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Ribadesella International Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Panamá
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Colunga Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Juan José Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Ignacio Javier Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Enrique Miguel Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Isidora Cueto Cazes
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Felipe Jaime Cueto Ruiz-Tagle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Emilia Cueto Ruiz-Tagle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Andrea Raquel Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Daniela Esperanza Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Valentina Sara Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Alejandra Sonia Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Francisca María Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Juan José Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Pedro Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Juan Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Antonia Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Manuela Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Fernanda Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Ignacio Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Javier Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Pablo Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS José Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Nieves Isabel Alcaíno Cueto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Elisa Alcaíno Cueto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Alcaíno Cueto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

(1)

The reporting persons set forth herein (the “Reporting Persons”) together with the Other Shareholders may be deemed to constitute a “group” within the meaning of Section 13(d) of the Act on account of these parties engaging in the transactions described in Item 4 below. As noted below, the Reporting Persons expressly disclaim membership in such a group.

(2)

This filing does not reflect any Shares that may be deemed to be beneficially owned by the Reporting Persons as a result of membership in a “group” with the Other Shareholders within the meaning of Section 13(d) of the Act, and the Reporting Persons expressly disclaim such membership. See Item 4 below for additional information.

(3)

Percentage calculated on the basis of 606,407,693 Shares, outstanding as of September 30, 2021, as reported by LATAM in its Report of Foreign Private Issuer on Form 6-K, submitted to the Securities and Exchange Commission on November 10, 2021, and rounded up in accordance with instruction 13 of the cover page for Schedule 13D.

This Amendment No. 6 amends and supplements the information set forth in the Schedule 13D filed by the Reporting Persons with the United States Securities and Exchange Commission (the “SEC”) on March 19, 2010, as amended and supplemented by Amendment No. 1 thereto filed on January 21, 2011, Amendment No. 2 thereto filed on October 23, 2019, Amendment No. 3 thereto filed on January 8, 2020, Amendment No. 4 thereto filed on September 7, 2021 and Amendment No. 5 thereto filed on December 1, 2021 (the “Schedule 13D”). All capitalized terms contained herein but not otherwise defined shall have the meanings given to such terms in the Schedule 13D.

Item 2. Purpose of Transaction.

Item 2 of the Schedule 13D is hereby amended and supplemented by adding the following with respect to additional holding companies that have been added as Reporting Persons:

Each of Inversiones Nueva Costa Verde y Cia. Ltda, Inversiones Colunga Ltda and Inversiones Nueva Costa Verde Dos y Cia. Ltda is a Chilean limited corporation, South Andean Investments Chile S.A. is a Chilean Sociedad Anónima, Los Andes Finance LTD is a Panamá Sociedad Anónima and Ribadesella International Inc. is a Panamá corporation (all such entities, the “Amendment 6 New Reporting Persons”). Each of the Amendment 6 New Reporting Persons is a holding company with a principal business of holding securities. The address of each of the Amendment 6 New Reporting Persons’ respective principal businesses and principal offices is Avenida Presidente Riesco 5711, 11th floor, Las Condes, Santiago.

During the last five years, none of the Amendment 6 New Reporting Persons has been (a) convicted in a criminal proceeding or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction (the result of which was to cause any of the Reporting Persons to be subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws).

Item 4. Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by deleting the final two paragraphs of item 4 of Amendment No. 5 and replacing them with the following:

On January 12, 2022, certain of the Reporting Persons, Delta Air Lines, Inc. and Qatar Airways Investment (UK) Ltd. (collectively, the “Facilitating Shareholders”) entered into a backstop commitment with LATAM and the other Debtors (as may be amended, modified, or supplemented, the “BCA”), setting forth the terms by which each Facilitating Shareholder, severally and not jointly, will participate in the rights offering for the common stock rights offering and/or a tranche of unsecured notes convertible into shares of reorganized LATAM equity in connection with the Company Plan and in furtherance of the terms of the RSA. Also on January 12, 2022, the Debtors, certain of the Reporting Persons and the Other Shareholders and certain members of the Ad Hoc Group constituting the Requisite Commitment Creditors (as defined in the RSA) entered into an amendment to the RSA (the “RSA Amendment”) with respect to the terms of the tranche of the unsecured convertible notes rights offering in which the Facilitating Shareholders would participate. The foregoing description of the BCA and the RSA Amendment are qualified in their entirety by the express terms of such agreements, copies of which are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

The Reporting Persons expressly disclaim membership in a “group” within the meaning of Section 13(d) of the Act and beneficial ownership over any of the Shares beneficially owned by any other person, including the Other Shareholders or any member of the Ad Hoc Group, and nothing in this Amendment No. 6 shall be deemed an admission that the Reporting Persons are a member of a “group” within the meaning of Section 13(d) of the Act.

Except as set forth above, none of the Reporting Persons has any plan or proposal which relates to or would result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D, although the Reporting Persons reserve the right to do so.

Item 5. Interest in Securities of the Issuer.

As of the date of this filing, the Reporting Persons named below had the following direct ownership interests in the Shares.

	Directly Owned(1)		Indirectly Owned(1)		Directly and Indirectly Owned(1)
Class	Number	% of Class	Number	% of Class	Number	% of
Costa Verde Aeronáutica S.A.	91,605,886	15.1%	0	0%	91,605,886	15.1%
Inv. Costa Verde Ltda. y Cía. en Comandita por Acciones	7,775,891	1.3%	91,605,886	15.1%	99,381,777	16.4%

(1)

All share totals and percentages are based on 606,407,693 outstanding as of September 30, 2021, as reported by LATAM in its Report of Foreign Private Issuer on Form 6-K, submitted to the Securities and Exchange Commission on November 10, 2021.

This Amendment No. 6 includes additional holding companies that became Reporting Persons as a result of an internal restructuring that occurred after the filing of Amendment No. 5. Specifically, in December 2021, there was a capital increase in Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones, which was subscribed, directly or indirectly, by the Amendment 6 New Reporting Persons.

The Reporting Persons are the beneficial owners of 99,381,777 Shares (representing 16.4% of the issued and outstanding Shares as of September 30, 2021), and, subject to the restrictions under the Framework Agreement as described in Amendment No. 2 to this Schedules 13D filed on October 23, 2019, the Reporting Persons have shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, all of such Shares.

No transactions in the Shares were effected by the Reporting Persons during the 60 day period ended January 14, 2022.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented as follows:

Items 2, 4 and 5 of the Schedule 13D are incorporated into this Item 6 by reference.

Item 7. MATERIALS TO BE FILED AS EXHIBITS.

Exhibit Number	Description

99.1	Backstop Commitment Agreement, dated as of January 12, 2022 (Filed as part of Exhibit 99.1 to LATAM’s Report of Foreign Private Issuer on Form 6-K submitted to the Securities and Exchange Commission on January 13, 2022)

99.2	First Amendment to Restructuring Support Agreement, dated as of January 12, 2022

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 14, 2022	JUAN JOSÉ CUETO PLAZA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza

January 14, 2022	IGNACIO JAVIER CUETO PLAZA

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza

January 14, 2022	ENRIQUE MIGUEL CUETO PLAZA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza

January 14, 2022	MARÍA ESPERANZA CUETO PLAZA

	By:	/s/ María Esperanza Cueto Plaza
Name: María Esperanza Cueto Plaza

January 14, 2022	ISIDORA CUETO CAZES

	By:	/s/ Isidora Cueto Cazes
Name: Isidora Cueto Cazes

January 14, 2022	FELIPE JAIME CUETO RUIZ-TAGLE

	By:	/s/ Felipe Jaime Cueto Ruiz Tagle
Name: Felipe Jaime Cueto Ruiz Tagle

January 14, 2022	MARÍA EMILIA CUETO RUIZ-TAGLE

	By:	/s/ María Emilia Cueto Ruiz Tagle
Name: María Emilia Cueto Ruiz Tagle

January 14, 2022	ANDREA RAQUEL CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	DANIELA ESPERANZA CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	VALENTINA SARA CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	ALEJANDRA SONIA CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	FRANCISCA MARÍA CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	JUAN JOSÉ CUETO VENTURA

	By:	/s/ Enrique Miguel Cueto Plaza
Name: Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	MANUELA CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	PEDRO CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	JUAN CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	ANTONIA CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

FERNANDA CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	IGNACIO CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	JAVIER CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	PABLO CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	JOSÉ CUETO DÉLANO

	By:	/s/ Ignacio Javier Cueto Plaza
Name: Ignacio Javier Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	NIEVES ISABEL ALCAÍNO CUETO

	By:	/s/ María Esperanza Cueto Plaza
Name: María Esperanza Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	MARÍA ELISA ALCAÍNO CUETO

	By:	/s/ María Esperanza Cueto Plaza
Name: María Esperanza Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	MARÍA ESPERANZA ALCAÍNO CUETO

	By:	/s/ María Esperanza Cueto Plaza
Name: María Esperanza Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	COSTA VERDE AERONÁUTICA S.A.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INVERSIONES COSTA VERDE LIMITADA Y COMPAÑÍA EN COMANDITA POR ACCIONES

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INVERSIONES COSTA VERDE LIMITADA

	By:	/s/ Juan José Cueto Plaza /Enrique Miguel Cueto Plaza
Name: Juan José Cueto Plaza /Enrique Miguel Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	INVERSIONES COSTA VERDE AERONÁUTICA S.A.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INVERSIONES DEL CANTÁBRICO LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INMOBILIARIA E INVERSIONES LA ESPASA LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INMOBILIARIA E INVERSIONES CARAVIA LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INMOBILIARIA E INVERSIONES PUERTO CLARO LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INMOBILIARIA E INVERSIONES PRIESCA LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INMOBILIARIA E INVERSIONES EL FANO LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INMOBILIARIA E INVERSIONES COLUNGA LIMITADA

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	ANDREA RAQUEL CUETO VENTURA UNO Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	MANUELA CUETO SARQUIS UNO Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	FERNANDA CUETO DÉLANO UNO Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	MARÍA ESPERANZA ALCAÍNO CUETO UNO Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	ISIDORA CUETO CAZES Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	ANDREA CUETO VENTURA DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	MANUELA CUETO SARQUIS DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	FERNANDA CUETO DÉLANO DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	MARÍA ESPERANZA ALCAÍNO CUETO DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INVERSIONES NUEVA COSTA VERDE Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	INVERSIONES NUEVA COSTA VERDE DOS Y CÍA. LTDA.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	SOUTH ANDEAN INVESTMENTS CHILE S.A.

	By:	/s/ Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Name: Carlos Vallette Gudenschwager / Felipe Arriagada Subercaseaux
Title: Attorney-in-fact

January 14, 2022	LOS ANDES FINANCE LTD.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	RIBADESELLA INTERNATIONAL INC.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

January 14, 2022	INVERSIONES COLUNGA LTDA.

	By:	/s/ Juan José Cueto Plaza / Enrique Miguel Cueto Plaza
Name: Juan José Cueto Plaza / Enrique Miguel Cueto Plaza
Title: Attorney-in-fact